                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                           Smith River Bancshares Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    832200109

                                 (CUSIP Number)


                                  July 24, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     1 of 5

                                    SCHEDULE 13G

CUSIP No. 832200109

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Robert E. Torray
     ---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
------------------------------------------------------------------
3     SEC USE ONLY
------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
       United States of America'
--------------------------------------------------------------------------------

                                   5  SOLE VOTING POWER
NUMBER OF
SHARES                             50,000
                                   ---------------------------------------------
BENEFICIALLY                       6  SHARED VOTING POWER
OWNED BY
EACH                               None
                                   ---------------------------------------------
REPORTING                          7  SOLE DISPOSITIVE POWER
PERSON
WITH                               50,000
--------------------------------------------------------------------------------
                                   8  SHARED DISPOSITIVE POWER

                                   None
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

50,000 shares

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.25%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

IN
--------------------------------------------------------------------------------

                                     2 of 5

Item 1.
-------
     (a)    Name of Issuer: Smith River Bancshares Inc.


     (b)    Address of Issuer's Principal
            Executive Offices:                      P.O. Box 1224
                                                    Martinsville, Virginia 24114

Item 2.
-------

     (a)    Name of Person Filing:   Robert E. Torray
     (b) Address of Principal Business Office or, if none, Residence: [please insert Bob's home address]

     (c)    Citizenship:  United States of America
     (d)    Title of Class of Securities:   Common Stock
     (e)    CUSIP Number:   832200109

Item 3. If this statement is filed pursuant to Rule filing is a: 13d-1(b), or 13d-2(b), check whether the person

     (a)    [ ]   Broker or dealer registered under Section 15 of the Act.
     (b)    [ ]   Bank as defined in section 3(a)(6) of the Act.
     (c)    [ ]   Insurance company as defined in section 3(a)(19) of the
                  Act.
     (d)    [ ]   Investment company registered under section 8 of the
                  Investment Company Act of 1940.
     (e)    [ ]   An investment adviser in accordance with Section
                  240.13d-1(b)(ii)(E);
     (f)    [ ]   An employee benefit plan or endowment fund in
                  accordance with Section 240.13d-1(b)(1)(ii)(F);
     (g)    [ ]   A parent holding company or control person in
                  accordance with Section 240.13d-1(b)(ii)(G);
     (h)    [ ]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;
     (i)    [ ]   A church plan that is excluded from the definition of
                  an investment company under section 3(c)(14) of the
                  Investment Company Act of 1940;
     (j)    [ ]   Group, in accordance with Section
                  240.13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Section 240.13d-1(c), check this box [x].

Item 4.  Ownership
------

     The information in Items 5-11 of the cover page of this Schedule 13G is hereby incorporated by reference.

Item 5.  Ownership of Five Percent or Less of a Class.
------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
------
               N/A

                                     3 of 5

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
------
          Security Being Reported on By the Parent Holding Company

               N/A

Item 8.  Identification and Classification of Members of the Group
------

               N/A

Item 9.  Notice of Dissolution of Group
------

               N/A

Item 10.  Certification
-------

     By signing below I certify that to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I
certify that the   information set forth in this statement is true, complete and correct.


Date: August 9, 2000    Signature: /s/ Robert E. Torray   Name: Robert E. Torray

                                     4 of 5

August 9, 2000


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549


Re:  Robert E. Torray; Filing of Schedule 13G for Smith River Bancshares Inc.
     ------------------------------------------------------------------------


Dear Ladies and Gentlemen:

On behalf of Robert E. Torray, we are filing, under the Securities and Exchange Act of 1934, a Schedule 13G for Smith River Bancshares Inc. dated August 9, 2000.

Please contact me at (202) 467-7515 if you have any questions or comments concerning this filing.


Very truly yours,

/s/Leslie Cruz


cc:   Mr. William M Lane
      John H. Grady, Jr., Esq.
      Ms. Catherine J. Taulbee